Exhibit 99.1

Contact:	Darrell W. Crate
Affiliated Managers Group, Inc.
(617) 747-3300

AMG Completes Investments in Six Leading Mid-Sized

Canadian Asset Management Firms

Interests Acquired Through Acquisition of First Asset Management Inc.

Boston, July 28, 2005 – Affiliated Managers Group, Inc. (NYSE: AMG), an asset management company, has completed its previously announced acquisition of equity interests in six Canadian asset management firms:  Foyston, Gordon & Payne Inc.; Beutel, Goodman & Company Ltd.; Montrusco Bolton Investments Inc.; Deans Knight Capital Management Ltd.; Triax Capital Corporation; and Covington Capital Corporation.  AMG has acquired its interests through the acquisition of First Asset Management Inc. (“First Asset”), a privately-held Canadian asset management company with equity interests in these firms.

These six firms are among the most highly regarded independent investment management businesses in Canada, and they collectively manage approximately US$24.7 billion through approximately 100 diverse investment products, including Canadian, U.S. and international value and growth equity products, as well as balanced, fixed income, venture capital and structured products.  Based in Toronto, Montreal and Vancouver, these six firms serve a wide range of institutional investors and high net worth individuals throughout the Canadian marketplace.

AMG has acquired First Asset for a total of approximately US$250 million (including repayment of existing First Asset indebtedness), with approximately 90% of the consideration in cash, and the remainder in AMG common stock.  With the closing of the transaction, the management team of each firm remains unchanged and will continue to oversee the operations of its firm consistent with the manner with which it worked with First Asset and with AMG’s partnership approach.  In connection with the closing of the transaction, First Asset will be renamed AMG Canada Corp.

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AMG is an asset management company with equity investments in a diverse group of mid-sized investment management firms.  AMG’s strategy is to generate growth through the internal growth of its existing Affiliates, as well as through investments in new Affiliates. AMG’s innovative transaction structure allows individual members of each Affiliate’s management team to retain or receive significant direct equity ownership in their firm while maintaining operating autonomy.  In addition, AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations.  Pro forma for the acquisition of First Asset, AMG’s affiliated investment management firms managed approximately US$163 billion in assets at June 30, 2005.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission.  Reference is hereby made to the “Cautionary Statements” set forth in the Company’s Form 10-K for the year ended December 31, 2004.

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For more information on Affiliated Managers Group, Inc.,
please visit AMG’s Web site at www.amg.com.